SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

WESTERN ASSET MORTGAGE DEFINED OPPORTUNITY FUND INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

URGENT – ACTION REQUESTED

Re: Your investment with Western Asset Mortgage Defined Opportunity Fund, Inc.

Dear Stockholder:

According to our records, you have not voted on an important proposal that would extend the Fund’s life by eliminating the current March 1, 2022 termination date. In order to proceed we are requesting your immediate response.

The Special Meeting of Western Asset Mortgage Defined Opportunity Fund, Inc., has been adjourned to December 13, 2019 to give you additional time to provide your voting instructions. Please help your Fund avoid the unnecessary cost and delay of further adjournments by voting your shares today.

It’s extremely important that you participate in the management of your investment by voting. By eliminating the term, you will have continued access to the Fund’s Portfolio and the income it generates.

THE FUND’S BOARD AND MANAGEMENT RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL

YOUR VOTE IS CRITICAL. PLEASE VOTE NOW BEFORE TIME RUNS OUT.

Please vote using one of the following options:

1)	VOTE ONLINE

Log on to the website shown on your proxy card. Please have your proxy card in hand to access your control number (located in the box) and follow the on-screen instructions.

2)	VOTE BY TOUCH-TONE TELEPHONE

Call the toll free number listed on your proxy card. Please have your proxy card in hand to access your control number (located in the box) and follow the recorded instructions.

3)	VOTE BY MAIL

Complete, sign and date the proxy card and then return it in the enclosed postage paid envelope.

The Proxy Statement we sent you contains important information regarding the proposal that you are being asked to consider. A copy of the Proxy Statement may be viewed or downloaded at the website listed on your proxy card. Please read the materials carefully. If you have any questions regarding the proposal, or need assistance with voting, you may call Computershare Fund Services, the funds’ proxy solicitor, toll free at 1-866-875-8614.

Thank you for your prompt attention to this matter.

ADJ DMO 2019